Exhibit 10.01

Terminal Services Agreement

No. 06-03-1098

This Terminal Services Agreement (“Agreement”) is executed September 20, 2006 between Valero Logistics Operations, L.P., a Delaware limited partnership with offices at One Valero Way, San Antonio, Texas 78249-1616 (“Terminal Company”), and Valero Marketing and Supply Company, a Delaware corporation with offices at One Valero Way, San Antonio, Texas 78249-1616 (“Customer”). Capitalized terms that are used, but not defined herein, will have the meaning assigned to them in Schedule A attached hereto.

Introduction

Koch Supply & Trading, L.P. (“Koch”) currently owns and operates a storage, blending, and terminaling facility that is located at or near St. James, St. James Parish, Louisiana (the “Terminal”). The Terminal presently includes several above-ground storage tanks, blending equipment for crude oil and other refinery feedstock (collectively, the “Products”), meters and other measurement equipment, a pipeline distribution network, including, without limitation, numerous pipeline connections to the various Third-Party Pipelines, and a marine dock that is capable of loading and unloading Products to and from various Vessels.

Terminal Company has entered into a Purchase and Sale Agreement (“PSA”) with Koch in order to acquire the Terminal.

Customer desires to contract with Terminal Company for, and the Terminal Company is willing to perform or provide, each of the Services in accordance with the terms of this Agreement.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Terminal Company and Customer agree as follows:

I. Term. The primary term of this Agreement will be for a period of five (5) years (“Initial Term”), commencing on the closing date of the PSA (“Effective Date”). Customer will have the option to extend the term of this Agreement for an additional five (5) years beyond the Initial Term (the “Renewal Term”), provided that Customer exercises this option by providing Terminal Company with notice of its intent to extend the term of the Agreement at least one (1) year prior to the expiration of the Initial Term. The Initial Term and the Renewal Term shall collectively be referred to herein as the “Term.”

II. Product.

A. Minimum Specifications. Customer will ensure that any and all of Customer’s Product delivered to the Terminal under the terms of this Agreement meets the following specifications:

Sulfur (percent by weight):	maximum four percent (4.0%)
API Gravity:	minimum 20° and maximum 70°
True Vapor Pressure:	maximum 10.5 at liquid storage temperature while in storage at the Terminal
Viscosity:	maximum 420 SUS at 100° F and 1500 SUS at 60° F
Pour Point:	maximum 50° F (without pour depressant)
Hydrogen Sulfide (in liquid phase):	maximum 100 ppm (without HS scavenger)
BS&W	maximum of two percent (2.0%)

Terminal Company may refuse to accept any of Customer’s Product at the Terminal which does not meet the minimum product specifications set forth in Paragraph A of Section II, above. Under such circumstances, Terminal Company shall promptly notify Customer that the Terminal is unable to accept such Product; provided, however, Terminal Company will not unreasonably refuse to accept such Product. Upon request, Customer shall also promptly provide (or arrange to provide) Terminal Company with an appropriate material safety data sheet for each Product which is delivered to the Terminal by or at the request of Customer.

B. Additives. If pour depressant is required in order for any of Customer’s Product to meet the maximum pour point specification stated in Paragraph A, above, or if hydrogen sulfide scavenger is required in order for any of Customer’s Product to meet the maximum hydrogen sulfide specification stated in Paragraph A, above, then Customer will be responsible for obtaining and blending (or arrange for obtaining and/or blending) any additive into its Product (including, without limitation) pour depressant or hydrogen sulfide scavenger). Terminal Company will allow Customer, at no additional charge, (a) to install and maintain the necessary equipment and related improvements within the Terminal (collectively, the “Additive Equipment”), and (b) on an as-need-basis, to bring its own Representatives into the Terminal, in order to allow Customer to inject any pour depressant or hydrogen sulfide scavenger into its Product as it is discharged from any Vessel or received from any Third-Party Pipeline. Terminal Company shall not permit any third party to use any of the Additive Equipment (or any of the additive material contained therein) without the prior written consent of Customer.

III. Services.     In consideration of the fees and charges set forth in Section IV of this Agreement, upon the request of Customer, Terminal Company shall provide each of the Services listed below:

A. Receipts and Deliveries.

1. Receipt Methods. Throughout the Term, in accordance with the term of this Agreement and subject to the direction(s) of Customer, Terminal Company will receive Customer’s Product at or within the Terminal by: (a) Vessel, through the use of the one (1) ship berth and the two (2) barge berths located within the Terminal; (b) the Ship Shoal Pipeline, the ExxonMobil Empire Pipeline, and the LOCAP Pipeline; and (c) any other means to which the Parties agree from time-to-time.

2. Delivery Methods. Throughout the Term, in accordance with the term of this Agreement and subject to the direction(s) of Customer , Terminal Company will redeliver Customer’s Product from and out of the Terminal through each of the following methods or means: (a) Vessel, through the use of one ship berth and two barge berths; (b) the Capline Pipeline, the ExxonMobil Pipeline--SOLA 24”, the ExxonMobil Pipeline--North Line, and the LOCAP Pipeline; and (c) any other means to which the Parties agree from time-to-time.

3. Pipeline Specifications. The Capline Pipeline, Exxon Mobil Pipeline--SOLA 24”, Exxon Mobil Pipeline--North Line, LOCAP Pipeline, and any other pipeline to which the Parties agree that Customer’s Product may be delivered from the Terminal from time-to-time (individually, a “Delivery Pipeline” and collectively, the “Delivery Pipelines”) may each publish and impose minimum specifications on Product that they receive from terminals. Terminal Company will have no obligation to deliver any of Customer’s Product to any of the Delivery Pipelines that does not meet such pipeline’s applicable, minimum Product specifications. If the Terminal is barred from delivering any of Customer’s Product to a Delivery Pipeline for failing to meet the Delivery Pipeline’s applicable, minimum Product specifications, Terminal Company will promptly provide Customer with notice of such failure or rejection (“Bar Notice”), and Customer may terminate this Agreement, without penalty or being deemed in default thereof, by providing notice of termination to Terminal Company. If Customer does not exercise its right to terminate this Agreement in response to Bar Notice received in connection with any

Delivery Pipeline within sixty (60) days of the date it receives the Bar Notice, Customer’s option to terminate this Agreement based on the terms and conditions set forth in such Bar Notice with respect to such Delivery Pipeline will be waived.

4. Discharge Rate. Upon the request of Customer, Terminal Company will provide Customer with the necessary tanks, pumps, meters, equipment, facilities, and personnel within the Terminal in order to receive Customer’s Product from ships at the rate of 30,000 Barrels per hour.

B. Storage.

1. Non-Dedicated Storage. Upon the request of Customer or any of its Affiliates, Terminal Company will store Customer’s Product in non-dedicated storage at the Terminal. During the Term, Terminal Company will not limit the amount of time that Customer’s Product can remain in non-dedicated storage at the Terminal. Terminal Company shall not commingle any product (including, without limitation, Product) owned by any third-party customer with any of Customer’s Product being held in non-dedicated storage without Customer’s prior consent, such approval not to be unreasonably withheld, delayed, or conditioned. Furthermore, Terminal Company shall ensure that all such other third-party customers using the Terminal only deliver Product(s) which meet the specifications set forth in Section II, above, into non-dedicated storage with any of Customer’s Product.

2. Dedicated Storage. In order to provide Customer with additional rights to store Customer’s Product at the Terminal, if and as of the effective date when Valero Energy Corporation and Valero GP Holdings, LLC are no longer considered to be “related parties” under the guidance of United States generally accepted accounting principles, Customer will have the right to request that Terminal Company immediately allocate the following dedicated storage space to Customer at the Terminal:

Dedicated Storage Space
Tank	Shell Capacity
1	321,000 Barrels
2	321,000 Barrels
3	120,000 Barrels
4	109,000 Barrels
5	499,000 Barrels
6	499,000 Barrels
13	321,000 Barrels
25	216,000 Barrels
27	103,000 Barrels

If Terminal Company grants Customer’s request as provided for above, then, under such circumstances, Customer shall have the exclusive right to use the dedicated tankage specified above.

C.    Throughput Capacity. Upon the request of Customer, Terminal Company will throughput at least the Minimum Monthly Throughput Volume at the Terminal.

D. Blending.

1. Capability. Upon the request of Customer, Terminal Company will blend Customer’s Product at the Terminal. Terminal Company will provide Customer with the necessary tanks, pumps, meters, equipment, facilities, and personnel in order to blend at least 120,000 Barrels of Customer’s Product per day at the Terminal to Capline Pipeline’s typical product specification for Louisiana Light Sweet Crude.

During the Term, Terminal Company guarantees that it will maintain and blend crude oil at the Terminal in accordance with the same Blending Models. Upon Customer’s request, Terminal Company shall continuously operate the mixers 24 hours per day, 365 days per year, if reasonably necessary.

2. Blending Models. Within ten (10) days after the Effective Date, Terminal Company will provide Customer with completed and unaltered copies of and the non-exclusive right to use the petroleum blending models transferred by Koch to Terminal Company pursuant to the PSA including, without limitation, the following models: Specification Screening Model; Daily Specification Spreadsheet; and Tank Optimization Spreadsheet (collectively, the “Blending Models”).

3. Blending Instructions. Customer will provide the Terminal with written blending instructions for any of Customer’s Products. Customer will be responsible for developing written blending instructions that achieve the desired blend. Customer will not provide Terminal Company with blending instructions that result in a blend that infringes on the intellectual property rights claimed by any third party, including, without limitation, the rights claimed by any third party under patent.

E. Sampling and Testing. On a confidential basis, Terminal Company will perform the following on-site testing, and associated sampling, at the Terminal, at no additional charge, in order to determine whether Customer’s blended Product meets the Delivery Pipeline’s minimum specification: sulfur; API gravity; RVP; and BS&W. At Customer’s request and expense, Terminal Company will arrange for an independent inspector, selected by Customer, to perform any off-site testing on Customer’s Product. Any testing performed by Terminal Company or by any independent inspector arranged by Terminal Company, at Customer’s request, will be performed in accordance with the then-current ASTM procedures. Terminal Company will promptly provide Customer with a complete and unaltered copy of any testing reports produced or obtained by or at the request of Terminal Company regarding Customer’s Product. All such testing reports that are generated under this Agreement shall be deemed Customer’s proprietary and confidential business information and shall not be disclosed, in any form or format, by Terminal Company or any of its Representatives to any third party without Customer’s prior written consent except as necessary to: enforce Terminal Company’s rights under this Agreement; to respond in any legal proceeding (including, without limitation, any deposition, interrogatory, subpoena, or civil investigative demand); and to defend against any allegation by a Delivery Pipeline that Terminal Company has failed to meet the Delivery Pipeline’s applicable, minimum Product specifications.

F. Capabilities. Terminal Company will, at a minimum, maintain the capabilities of the Terminal to receive, store, measure, test, transport, blend, and redeliver Customer’s Product at least as such capabilities were maintained by Koch or any of its Affiliates during the period of time immediately preceding the Effective Date, including, without limitation, the capabilities to receive and redeliver Customer’s Product at least at the same rates and pressures as such capabilities immediately prior to the Effective Date.

G. Emissions.

1. Loading. Terminal Company will provide Customer with the right, and the dock and dock space, cargo arms, hoses, piping, valves, and other related equipment and improvements necessary, to load Customer’s Product out of the Terminal by barge that is subject to 77.8 tons of VOC emissions per year, which is equivalent to redelivering 2,400,000 Barrels of Louisiana Light Sweet Crude, with an average RVP of 9.6, by barge per year without a marine vapor control unit.

2. Throughput. Terminal Company will provide Customer with the right, and the dock and dock space, cargo arms, hoses, piping, valves, tank space, and other related equipment and improvements necessary, to throughput 4,000,000 Barrels per month of neat Saharan crude oil with an average RVP of 9.6, at the Terminal.

3. Marine Vapor Control Unit. Terminal Company will use all commercially reasonable efforts to install, commission for start-up, and commence operation of a marine vapor control unit for barge loadings at the Terminal on or before December 31, 2007.

H. Inventory Reports. On a daily basis, Terminal Company shall provide Customer with: a current inventory report for all of Customer’s Product, regardless of whether such is being held in non-dedicated storage or dedicated storage or as tank bottoms or line fill; and copies of all shore meter tickets and Third Party Pipeline meter tickets generated or received by Terminal Company during the preceding day.

I. Hours of Operation. Terminal Company will provide to Customer all of the Services specified in this Agreement, including, without limitation, the receipt, storage, measurement, movement, blending, mixing, and redelivery of Customer’s Product, 24 hours per day, 365 days per year.

J. Service Guaranty. Terminal Company will continue to perform or provide the same or substantially similar level, volume, content, and quality of Services that Koch performed for or provided for Customer in the six (6) month period immediately preceding the Effective Date. At a minimum, this includes, each of the following:

(1)          Terminal Company will continuously operate and maintain the Terminal including, without limitation, all of its pipelines, pipeline connections, meters, pumps, blending equipment, tanks, and the dock, in good working order and repair.

(2)          Terminal Company will ensure that the Terminal will be able to receive and deliver Customer’s Products to and from the Third-Party Pipelines (subject to any conditions or restrictions imposed by the operator of any such system) at the following minimum rates:

Third-Party Pipeline	Rate
Capline Pipeline (delivery)	35,000 Barrels per hour
Ship Shoal Pipeline (receipt)	3,000 Barrels per hour
ExxonMobil Pipeline-Empire (receipt)	7,000 Barrels per hour
LOCAP Pipeline (receipt)	36,000 Barrels per hour
LOCAP Pipeline (delivery)	36,000 Barrels per hour
ExxonMobil Pipeline-SOLA 24” (delivery)	14,000 Barrels per hour
ExxonMobil Pipeline-North Line (delivery)	8,000 Barrels per hour

IV.	Fees.

A. Minimum Throughput Charge. Customer will pay Terminal Company $1,175,000.00 per month as the minimum throughput charge (“Minimum Throughput Charge”). The Minimum Throughput Charge covers the cost and expense for each of the Services which are listed in sub-paragraphs A(1), A(2), A(4), B(1), B(2), C, D(1), E, F, G, H, and I of Section III, above, which are performed, provided, or conducted either by or on behalf of Terminal Company, at Customer’s request, in accordance with the terms of this Agreement including, without limitation, receipts and deliveries by Vessel and Third-Party Pipelines. Notwithstanding anything contained in this Agreement to the contrary, should, at any time during the Term, Customer not be able to deliver any of its Product at normal operating rates to any of the Third Party Pipelines for at least seven (7) consecutive days as a result of the acts, omissions, or negligence of Terminal

Company, its Affiliates, or any of their Representatives, then the Minimum Throughput Charge will be abated (on a daily, pro rata basis) until such terminal operating capacity is regained.

B. Excess Throughput Charge. Customer will pay Terminal Company eight cents ($0.08) per Barrel for each Barrel of Customer’s Product received at the Terminal in excess of the Minimum Monthly Throughput Volume (“Excess Throughput Charge”).

C. Blending. Customer will pay Terminal Company three cents ($0.03) per Barrel for each Barrel of Customer’s Product which is blended at the Terminal at Customer’s request (“Blending Fee”). The Blending Fee will include the transfer of Customer’s Product between tanks anywhere within the Terminal for the purpose of blending. “Blending” means the intentional commingling of two or more different grades of Customer’s Product at Customer’s request, but “blending” excludes crude oil naturally interfacing with crude oil within tank bottoms, where such commingling is not reasonably commercially avoidable and its purpose is not to increase the value of either the tank bottoms or the crude oil. Tank bottoms will be excluded from the quantity of Customer’s Product blended for the calculation of the Blending Fee.

D. Transfers. The movement of any of Customer’s Product through any portion of the Terminal which is not (a) blended within the Terminal at Customer’s request, or (b) physically transferred to any third-party customer which does not lease tankage within the Terminal, shall be at no additional charge. Otherwise, Customer will pay Terminal Company three cents ($0.03) per Barrel for each Barrel of Customer’s Product physically transferred by Customer to another customer’s tank at the Terminal at Customer’s request.

E. Holdover Charge. If, through no fault of either the Terminal or Terminal Company (including, without limitation, its Representatives), Customer does not remove its Product from the Terminal on or before the date this Agreement expires or terminates, Customer will pay Terminal Company, on a per diem basis, a holdover charge of five cents ($0.05) per Barrel for each Barrel of Customer’s Product which remains within the Terminal above the minimum operating level of a tank until the last day that all such Product is removed from the Terminal, in addition to the pro rata share of the Minimum Throughput Charge for the affected tank.

F. Escalation. All charges under this Agreement will automatically escalate annually on the anniversary date of the Agreement by eighty percent (80%) of the percentage increase in the Consumer Price Index for All Urban Consumers, South Region, All Items (“CPI-U”) as published by the U.S. Department of Labor, Bureau of Labor Statistics. The percentage increase in the CPI-U means the percentage increase in the CPI-U over the twelve (12) calendar months immediately preceding the applicable escalation date.

V. Non-Compete. The PSA contains certain non-competition provisions regarding the blending of crude oil (the “Non-Compete”). During the Initial Term:

(A) Terminal Company will promptly provide notice to Customer whenever Terminal Company becomes aware of any violation of the Non-Compete; and

(B) Upon Customer’s written request, Terminal Company will promptly and diligently take any and all appropriate action to enforce the Non-Compete, subject to the following:

(1) Terminal Company will engage outside legal counsel that is acceptable to Customer for the enforcement of the Non-Compete, but Terminal Company would otherwise control the enforcement of the Non-Compete;

(2) Customer would be responsible for reimbursement of all reasonable and necessary costs, fees, and expenses incurred by Terminal Company in enforcing the Non-Compete (collectively, “Expenses”),

including, without limitation, attorney’s fees, court costs, costs of investigation, and travel costs, but Customer would not be obligated to reimburse Terminal Company for the salaries, wages, and benefits of Terminal Company’s own employees; and

(3) If Terminal Company has a monetary recovery against Koch or any of Koch’s Affiliates from enforcing the Non-Compete (whether based on a settlement or a judgment), any proceeds would first be applied to the payment of the Expenses, with the balance divided equally between Terminal Company and Customer.

VI. Notices. To be effective, all notices which are either required or requested under this Agreement will be in writing and delivered either: (A) by overnight courier to the address set forth below; or (B) by fax to the number set forth below, and confirmed by certified U.S. mail, return receipt requested, to the address set forth below. Notice addresses or fax numbers may be changed upon notice at least ten (10) days in advance of the effective date of the change.

To Terminal Company:	To Customer:
Valero Logistics Operations, L.P.	Valero Marketing and Supply Company
Attn: Vice President, Marketing & Business Development	Attn: Vice President, Supply Domestic Desk
One Valero Way	One Valero Way
San Antonio, TX 78249-1616	San Antonio, TX 78249-1616
Fax: (210) 370-5020	Fax: (210) 345-5907

VII. Schedules and Exhibits. The following schedules and exhibits are attached to and incorporated into this Agreement, as such may be amended from time to time with the mutual consent of the Parties: Schedule A—General Terms and Conditions; Schedule B—Marine Terms and Conditions; Exhibit 1—Vetting Procedure; and Exhibit 2—Dock Specifications.

VIII. Conditions Precedent. The obligations of the Parties under this Agreement are subject to the following conditions precedent: the approval of this Agreement by the boards of directors of Valero Energy Corporation and Customer; and the closing of Terminal Company’s purchase of the Terminal from Koch under the PSA on or before February 1, 2006.

Valero Logistics Operations, L.P. By Valero GP, Inc., Its General Partner

By:	/s/ Curtis V. Anastasio

Name:	Curtis V. Anastasio
Title:	CEO & President

Valero Marketing and Supply Company

By:	/s/ Joseph W. Gorder

Name:	Joseph W. Gorder
Title:	Executive Vice President

Schedule A

General Terms and Conditions

1.	Definitions. The following definitions will apply to the Agreement:

“AAA” is defined in Section 12.5 of this Schedule A.

“Additive Equipment” is defined in Paragraph B of Section II of the Agreement.

“Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with the referenced entity, including, without limitation, the referenced entity’s parents and their general partners. In the definition, “control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” is defined in the preamble of the Terminal Services Agreement to which this Schedule A is attached, as such agreement may be modified from time to time by the Parties.

“API” means American Petroleum Institute, including its successor, if any.

“ASTM” means ASTM International, formerly known as the American Society for Testing and Materials.

“Bar Notice” is defined in Paragraph A of Section III of the Agreement.

“Barrel” and “BBL” means 42 Gallons when measured at 60° F.

“Blending Fee” is defined in Paragraph C of Section IV of the Agreement.

“Blending Models” is defined in sub-paragraph D.(2) of Section III of the Agreement.

“BS&W” means bottom sediment, water, and other residual matter generated from the storage of Product.

“Business Hours” means 8:00 AM to 4:00 PM local time at the Terminal, Monday through Friday, excluding holidays observed by Terminal Company

“Contractor” means any contractor or subcontractor accessing the Terminal on behalf of, at the request of, or for the benefit of Customer.

“Contract Year” means each consecutive 12-month period during the Term. The first Contract Year of the Agreement begins on the Effective Date.

“CPI-U” is defined in Paragraph F of Section IV of the Agreement.

“Customer” is defined in the preamble of the Agreement, and includes its successors and permitted assigns.

“Delivery Pipeline” and “Delivery Pipelines” are both defined in sub-paragraph A.(3) of Section III of the Agreement.

“Effective Date” is defined in Section I of the Agreement.

“Emergency” means an explosion, fire, flood, release, spill, discharge, or the occurrence, condition, or reasonable anticipation of an occurrence or condition, which might (a) threaten life, property, or the environment, or (b) adversely and materially impact the normal operation of any portion of the Terminal.

“ETA” means estimated time of arrival at South West Pass.

“Excess Throughput Charge” is defined in Paragraph B of Section IV of the Agreement.

“Expenses” is defined in sub-paragraph 2 of Paragraph B that is contained in Section V of the Agreement.

“Force Majeure” means any cause beyond the reasonable control of the Party to which it applies, including, without limitation, including acts of God, acts of government, acts of public enemies, acts of terrorists, accidents, explosions, fire, flood, strikes, labor disputes, civil unrest, war, breakdowns of machinery, or shortages of power.

“Gallon” and “GAL” means 231 cubic inches.

“Hazardous Material” means any substance, material or waste, that is regulated by Law as hazardous or toxic, as a pollutant or as a contaminate, or with words of a similar meaning including, without limitation, petroleum, petroleum products, ethanol, bio-diesel, gasoline additives, distillate additives, and methyl tertiary butyl ether.

“Initial Term” is defined in Section I of the Agreement.

“Law” means any and all applicable federal, state, and local codes, constitutions, decrees, directives, laws, licenses, ordinances, injunctions, orders, permits, regulations, requirements, rules, and statutes which have been implemented, and are enforced, by any judicial, regulatory, administrative, or governmental agency, authority, body, commission, or department that has proper jurisdiction over the subject matter in question.

“Liabilities” means actions, claims, causes of action, costs, demands, damages, expenses, fines, lawsuits, liabilities, losses, obligations, and penalties including, without limitation, court costs, defense costs, and reasonable attorneys’ fees.

“Loss Allowance” is defined in Section 12.1 of this Schedule A.

“Minimum Monthly Throughput Volume” means Four Million (4,000,000) Barrels of Product per month.

“Minimum Throughput Charge” is defined in Paragraph A of Section IV of the Agreement.

“Non-Compete” is defined in Section V of the Agreement.

“Party” means Terminal Company or Customer and “Parties” means Terminal Company and Customer.

“Platts” is defined in Section 12.2 of this Schedule A.

“Product” is defined in the Introduction of the Agreement.

“Product Loss” is defined in Section 12.1 of this Schedule A.

“Renewal Term” is defined in Section I of the Agreement.

“Representatives” means officers, directors, employees, agents, and other representatives of the referenced entity and its Affiliates.

“Rules” is defined in Section 12.5 of this Schedule A.

“Services”             means, collectively, each of the duties and obligations required of Terminal Company which are set forth under Section III of the Agreement including, without limitation, the receipt, delivery, storage, blending, sampling, and testing of Customer’s Products in accordance with the terms of the Agreement.

“Tank” is defined in Section 6.2 of this Schedule A.

“Tanks” is defined in Section 6.2 of this Schedule A.

“Term” is defined in Section I of the Agreement.

“Terminal” is defined in the Introduction to the Agreement.

“Terminal Company” is defined the preamble of the Agreement, and includes its successors and permitted assigns.

“Third Party Pipeline” means, individually, any of the following pipelines: the Ship Shoal Pipeline, the Capline Pipeline, the ExxonMobil Empire Pipeline, the LOCAP Pipeline, the ExxonMobil Pipeline-SOLA 24”, the ExxonMobil Pipeline-North Line, and any other pipeline to which the Parties agree that Customer’s Product may be delivered to or redelivered from the Terminal from time-to-time.

“Third Party Pipelines” means, collectively, all of the following pipelines: the Ship Shoal Pipeline, the Capline Pipeline, the ExxonMobil Empire Pipeline, the LOCAP Pipeline, the ExxonMobil Pipeline-SOLA 24”, the ExxonMobil Pipeline-North Line, and any other pipeline to which the Parties agree that Customer’s Product may be delivered to or redelivered from the Terminal from time-to-time.

“Vessel” means any ship, barge, or other watercraft delivering or receiving Product at the Terminal on behalf of, at the request of, or for the benefit of Customer.

2.            Terminal. Upon the request of Customer, Terminal Company will perform each of the Services for Customer at the Terminal, including, without limitation, the receipt, storage, measurement, sampling, testing, blending, and redelivery of Customer’s Product by the means stated in the Agreement; and such regulatory compliance reporting that Terminal Company is required by Law in order to perform as the Terminal operator. Terminal Company will promptly provide Customer with a copy of any regulatory compliance report filed by Terminal Company regarding Customer’s Product upon request by Customer. Terminal Company will provide the labor and supervision necessary to perform and provide the Services contemplated by the Agreement. Terminal Company will also provide and maintain the equipment necessary to perform the Services contemplated by the Agreement.

Except as set forth in this paragraph below, Terminal Company will not and will not allow any of its Representatives to add any substance to Customer’s Product. The foregoing prohibition will not be deemed to prohibit services: (i) requested by Customer; (ii) that Customer consents to the addition in writing; or (iii) that are required by Law.

3.            Quantity. The quantity of Customer’s Product received and delivered at the Terminal will be measured in accordance with the then-current ASTM procedures including, without limitation, temperature correction to 60° Fahrenheit. Customer may witness, and/or appoint an inspector reasonably acceptable to

Terminal Company to witness, measurements taken by Terminal Company. Terminal Company may witness, and/or appoint an inspector reasonably acceptable to Customer to witness, measurements taken by an independent inspector appointed by Customer.

3.1         Pipeline. The quantity of Customer’s Product received or delivered at the Terminal by Third-Party Pipeline will be   measured and determined by one of the following methods in order of preference: (a) an API approved custody meter located at the Terminal;  (b) if the meter fails or is not available, hand gauges of static shore tanks by an independent inspector appointed by Customer, at Customer’s expense, that is reasonably acceptable to the Terminal Company; or (c) if Customer does not nominate an independent inspection company, the Terminal Company’s static hand gauges of Terminal’s tanks. All hand gauges are to be obtained following the latest API guidelines. In the absence of fraud or manifest error in connection with any such measurements, the measurements will be binding on the Parties.

3.2         Vessel. Terminal Company will measure the quantity of Customer’s Product received and delivered at the Terminal by Vessel by U.S. API approved shore meter. Customer, at Customer’s expense, may appoint an independent inspector reasonably acceptable to Terminal Company to measure the quantity of Customer’s Product by gauging the Terminal’s tanks. In the absence of fraud or manifest error, the Terminal Company’s shore meter measurements of the quantity of Customer’s Product received and delivered at the Terminal by Vessel will be binding on the Parties. If there is fraud or manifest error in the shore meter measurement of the quantity of Customer’s Product received or delivered at the Terminal by Vessel, the independent inspector’s tank gauge measurements will be binding on the Parties. If there is fraud or manifest error in the shore meter measurement of the quantity of Customer’s Product received or delivered at the Terminal by Vessel, and if there is no measurement by an independent inspector on which to rely, the quantity of Customer’s Product received or delivered at the Terminal by Vessel will be measured by Terminal Company gauging the Terminal’s tanks, and such measurement will be binding on the Parties, absent fraud or manifest error.

3.3         Line Verification. If the Terminal’s shore meters are inoperable, fullness of shore pipelines will be verified by an independent inspector appointed by Customer, at Customer’s expense, according to the then-current API guidelines or procedures prior to any Vessel loading or discharging any of Customer’s Product.

3.4         Discrepancies. If there is ever a material discrepancy in the measurements for any of Customer’s Products recorded by the Parties and/or their Representatives, the Parties shall work diligently and in good faith to resolve any such discrepancy.

4.	Delivery and Receipt.

4.1         Pipeline. Terminal Company will receive and deliver Customer’s Product by one of the Third-Party Pipelines designated by Customer 24 hours per day, seven days per week. Customer will use commercially reasonable efforts notify the local management of the Terminal in writing of pipeline nominations at least five (5) days prior to the expected time of receipt or redelivery, and Customer will use commercially reasonable efforts to notify the local management of the Terminal in writing of any change in the time of receipt or redelivery as soon as Customer becomes aware of a change. Pipeline receipts and deliveries will be subject to approval by Terminal Company, and Terminal Company will not unreasonably withhold, condition, or delay approval.

4.2         Vessel. Customer will deliver Customer’s Product to and receive Customer’s Product from the Terminal by Vessel in accordance with the procedures set forth in Schedule “B”, and Terminal Company will apply the procedures set forth in Schedule “B” uniformly to all customers of the Terminal.

5.            Non-Dedicated Storage. This Section 5 will apply to the storage of Customer’s Product which is being held in non-dedicated storage. Customer will provide its then-current pro rata share of the tank bottoms (including, without limitation, the amount of Product required for a floating roof to remain continuously afloat) and line fill used by Terminal Company for the storage and handling of the Product at the Terminal. Customer’s pro rata share will be determined by Terminal Company and is subject to change based on Customer’s percentage of total working capacity in use of the non-dedicated storage. Subject to the provisions of Section 21 of this Schedule “A”, within forty-five (45) days of the expiration or termination of this Agreement, Terminal Company will remove all of Customer’s Product at the Terminal, including, without limitation, that amount of Customer’s Product allocated to Customer’s pro rata share of the tank bottoms and line fill, and deliver it to the Vessel or Delivery Pipeline designated by Customer.

6.            Dedicated Storage. Subject to the provisions of sub-paragraphs B(2) of Section III of the Agreement, this Section 6 will apply to the storage of Customer’s Product in dedicated storage.

6.1           Minimum Working Capacity. Customer will provide the tank bottoms (including, without limitation, if applicable, the amount of Product required for a floating roof to remain continuously afloat) required for the storage of Customer’s Product and a pro rata share of the line fill used by Terminal Company for the handling of the Product at the Terminal based on Customer’s percentage of total working capacity in use at the Terminal. Subject to the provisions of Section 21 of this Schedule “A”, within forty-five (45) days of the expiration or termination of this Agreement, Terminal Company will remove all of Customer’s Product at the Terminal, including, without limitation, that amount of Customer’s Product allocated to Customer’s pro rata share of the tank bottoms and line fill, and deliver it to the Vessel or Delivery Pipeline designated by Customer.

6.2         Tank Cleaning. The first time that a tank (whether non-dedicated or dedicated), that is used to store and/or blend Customer’s Product (individually a “Tank” and collectively, the “Tanks”), is cleaned during the Term of this Agreement, the Terminal Company will be responsible for the cost of the removal and disposal of BS&W from the Tank and for the cost of cleaning the Tank; thereafter, Customer will be responsible for the actual and reasonable costs incurred by Terminal Company in removing and disposing of BS&W from the Tanks and for the cost of cleaning the Tanks if the cleaning is conducted under the following circumstances: (a) when requested by Customer; (b) when an inspection mandated by Rule 653 of the API guidelines is required; and (c) upon the expiration or termination of this Agreement. Except as otherwise provided in this Section 6.2, the Terminal Company will be responsible for the cost of the removal and disposal of BS&W from the Tank and for the cost of cleaning the Tank whenever a Tank is cleaned during the Term of this Agreement.

7.            Subcontracting. Customer may not allow a third party to use the storage space allocated to Customer at the Terminal, if any, including, without limitation, by transferring title to Customer’s Product to anyone (other than another customer at the Terminal or an Affiliate of Customer) while in storage at the Terminal without the prior written consent of Terminal Company. If Terminal Company consents to the use of the storage space allocated to Customer by a third party: (a) Customer will continue to be liable for all charges incurred in connection with all Services within the Terminal requested by such third party; and (b) Customer will be liable for the acts and omissions of the third party, the acts and omissions of its Representatives, and the acts and omission of its Contractors, and Vessels and their respective Representatives in the same capacity and to the same extent that Customer is liable for is own acts and omission, the acts and omissions of its Representatives, and the acts and omission of the Vessels and their respective Representatives in accordance with the terms and conditions of this Agreement.

8.	{Intentionally Left Blank}

9.            Additional Services. If Terminal Company performs any services at Customer’s request other than the Services, or if Terminal Company performs any services other than the Services because Customer’s Product does not comply with the specifications required by Law or the Agreement, Customer will pay Terminal Company the cost of such services plus an administrative fee that is equal to ten percent (10%) of such cost. If Terminal Company makes any improvements to the Terminal at the request and expense of Customer, Terminal Company will own the improvements; provided, however, Terminal Company will not own any such improvements which are leased from a third party.

10.          Maintenance. Terminal Company may take any Tank out of service during the Term in order to perform inspections, maintenance, or repairs. Except for any Emergency where providing advance notice is not practicable, Terminal Company will provide Customer with at least sixty (60) days prior written notice of any such tank maintenance which impacts any non-dedicated or dedicated storage space (including, without limitation, any blending tanks) being used by Customer. If the Tank in which non-dedicated storage for Customer’s Product is provided is taken out of service: (a) Terminal Company shall provide Customer with other non-dedicated storage space within the Terminal which is substantially the same in terms of space and operational capability as the tankage being taken out of service; or (b) Customer’s obligation to pay a Minimum Throughput Charge will be reduced to the extent that Terminal Company cannot perform or provide the Services.

11.          Warranty. Terminal Company warrants that it (including, without limitation, its Representatives) will use reasonable care in the performance of the Services. Terminal Company will have custody of Product: (a) from the time it: (i) passes the flange connecting the delivery line of the delivering Vessel; or (ii) passes the custody meter of the applicable Delivery Pipeline; (b) to the time it: (i) passes the flange connecting the Terminal’s redelivery line to the receiving Vessel; (ii) passes from the Terminal’s loading arm to the receiving Vessel; or (iii) passes the custody meter of the applicable Third Party Pipeline. Except as expressly provided in the Agreement or any Schedule attached thereto (including this Schedule A), neither Terminal Company nor Customer makes any representations or warranties, express or implied. Terminal Company and Customer disclaim any implied or statutory warranties, including, without limitation, any warranty of merchantability or fitness for a particular purpose.

12.	Limitation of Liability.

12.1       Loss Allowance. Terminal Company will only be liable for any unidentified loss of Customer’s Product in excess of one-quarter of one percent (0.25%) of Customer’s Product delivered to the Terminal during a calendar year (collectively, the “Loss Allowance”); and the Loss Allowance will be construed to limit the Terminal Company’s liability for the actual loss of any of Customer’s Product constituting unidentified loss of Customer’s Product (“Product Loss”) and not to authorize Terminal Company to take Customer’s Product for Terminal Company’s benefit or for the benefit of others. Terminal Company will reconcile Product Loss and Customer’s Product gains at the end of each calendar year.

All gains of Customer’s Product delivered to the Terminal shall belong to Customer; provided, however, any gains of Customer’s Product during a calendar year shall be offset against losses of Customer’s Product during the same calendar year.

12.2       Product Loss or Damage. Terminal Company will only be liable to Customer for any unidentified loss of or damage to Customer’s Product to the extent resulting from Terminal Company’s (a) failure to use reasonable care in the performance of the Services, (b) negligence, or (c) willful misconduct. Terminal Company’s liability arising out of Product Loss will not exceed fair market value for an equivalent quantity of undamaged Product less (except in the case of loss of Product) the fair market salvage value for the contaminated, damaged, or degraded Product. Fair market value will be determined by the Platt’s Oilgram Price Report (“Platt’s”) average price for the month in which the Product Loss occurred. “Average price” means the mean of the high and low prices for each day of the month for which Platt’s posts prices. If Platt’s does not post a price for the Product, the Parties will agree on another recognized and reliable indicator of fair market value.

12.3       Consequential Damages. Except as expressly provided in this Section 12.3, neither Party will be liable to the other Party for any of the following damages arising out of or in connection with the Agreement: consequential, indirect, incidental, exemplary, punitive, or special damages, including, without limitation, lost profits, lost business opportunities, or loss of use, regardless of how caused and regardless of the theory of recovery. Without limiting the foregoing limitation of liability, Terminal Company will not be liable to Customer for demurrage regardless of how caused and regardless of the theory of recovery unless and except to the extent Customer incurs demurrage as a direct result of Terminal Company’s negligence or willful misconduct. The foregoing limitation of liability for lost profits is not intended to exculpate either Party from liability for any measure of damages that is expressly provided in the Agreement or for charges due under the Agreement.

12.4       Timing for Claims. Customer must make any claims for the contamination, damage, degradation, or loss of Customer’s Product by notice to Terminal Company within sixty (60) days of the date that Customer knew or should have known of the contamination, damage, degradation, or loss, and Customer irrevocably waives any claim for which the required notice is not provided within the required time. Terminal Company must make any claims for the contamination, damage, degradation, or loss of Product by notice to Customer within sixty (60) days of the date that Terminal Company knew or should have known of the contamination, damage, degradation, or loss, and Terminal Company irrevocably waives any claim for which the required notice is not provided within the required time.

12.5	Dispute Resolution.

(a) Negotiation. The Parties will first attempt to resolve any dispute arising out of or in connection with this Agreement promptly by negotiation between executives who have the authority to settle the controversy. A Party may give the other Party written notice of any dispute not resolved in the normal course of business. The notice will state that it is given to invoke the dispute resolution procedure outlined in this Section. Within fifteen (15) days after delivery of the notice, the receiving Party will submit to the other Party a written response. The notice and the response will include (i) a statement of the party’s position and a summary of arguments supporting that position; and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within thirty (30) days after delivery of the disputing party’s notice, the executives of both Parties will meet at a mutually acceptable time and place in San Antonio, Texas, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this Section are confidential and will be treated as compromise and settlement negotiations for purposes of the applicable rules of evidence.

(b) Mediation. If a dispute has not been resolved within thirty (30) days of the meeting of the Party’s executives, or if the executives fail to meet within thirty (30) days of the disputing Party’s notice, and the parties do not otherwise agree to extend the time for negotiation, either Party may initiate mediation of the dispute by giving the other Party written notice setting forth-such Party’s request to submit the dispute to mediation. The Parties will have thirty (30) days from the date the mediation notice is received by the other Party to agree upon a mediator. If the Parties are unable to agree, the mediator will be selected by the American Arbitration Association (“AAA”) on motion by either party. The mediation will be conducted in San Antonio, Texas.

(c) Arbitration. If a dispute is not resolved within forty-five (45) days of the initial mediation session, and the Parties do not otherwise agree to extend the time for mediation, either Party may initiate arbitration of the dispute by giving the other Party written notice setting forth such Party’s request to submit the dispute to arbitration. The dispute will be decided by a single arbitrator chosen by the mutual agreement of the Parties. The arbitrator will determine the dispute according to the Commercial Arbitration Rules of the AAA (“Rules”). The Expedited Procedures in the Rules, the substantive law of the State of Texas, and the Federal Rules of Procedure and Evidence will apply to the arbitration. If the Parties cannot agree on the selection of an arbitrator within forty five (45) days after either Party requests arbitration, then the arbitrator will be selected by AAA on motion by either Party. The decision of the arbitrator will be final and binding on both Parties. The arbitration will be conducted in San Antonio, Texas.

13. Indemnity.

13.1       Mutual Indemnification. To the fullest extent permitted by Law and except as specified otherwise elsewhere in the Agreement:

(a)          Customer shall defend, indemnify and hold harmless Terminal Company, its Affiliates and Representatives from and against any loss, damage, claim, suit liability, judgment and expense (including attorneys’ fees and other costs of litigation) arising out of injury, disease or death of any persons, damage to or loss of any property, or fines or penalties to the extent caused by or resulting from negligence of Customer, its Affiliates, Representatives or Contractors, in the exercise of any of the rights granted hereunder or otherwise in connection with the operations contemplated by this Agreement, except to the extent that such injury, death, damage to or loss of property or fine or penalty may be caused by or resulting from negligence on the part of Terminal Company, its Affiliates, Representatives or Contractors.

(b)          Terminal Company shall defend, indemnify and hold harmless Customer, its Affiliates and Representatives from and against any loss, damage, claim, suit, liability, judgment and expense (including attorneys’ fees and other costs of litigation) arising out of injury, disease or death of any persons, damage to or loss of any property or fines or penalties caused by or resulting from the negligence of Terminal Company, its Affiliates, its Representatives or its Contractors, in the performance of this Agreement, except to the extent that such injury, death, damage to or loss of property may be caused by or resulting from negligence on the part of Customer, its Affiliates, Representatives or Contractors.

13.2       Notice and Defense. Terminal Company or Customer, as soon as practicable after receiving notice of any suit brought against it within this indemnity, will furnish to the other Party full particulars and shall render all reasonable assistance requested by the other Party in the defense.

13.3       Survival. The release, indemnity, defense, and hold harmless obligations expressed in the Agreement will survive the termination of the Agreement for those Liabilities of which a Party receives notice from the other Party during the Term or within one (1) year of the termination of the Agreement.

14.       Insurance. Terminal Company will not insure the Product. If Customer desires to insure the Product while it is in Terminal Company’s custody, Customer will bear the cost of the insurance.

15.       Default. A Party will be in default if it: (a) breaches the Agreement, and the breach is not cured within fifteen (15) days receiving written notice of such default (or alleged default) from the other Party specifying the nature of the breach; (b) becomes insolvent; or (c) files or has filed against it a petition in bankruptcy, for reorganization, or for appointment of a receiver or trustee. In the event of default, the non-defaulting Party may terminate the Agreement upon notice to the defaulting Party. For the avoidance of doubt, Terminal Company’s failure to perform any of the Services for any reason other than Force Majeure will be deemed a breach of the Agreement to which Subsection (a) of this Section 15 applies.

16.	Force Majeure.

16.1       Terminal Company. Terminal Company will not be in default or liable for any failure to perform that is caused by Force Majeure. Force Majeure will not excuse Terminal Company’s failure to perform caused by the Terminal Company’s failure to exercise reasonable diligence in the maintenance of the Terminal. Customer’s obligation to pay a Minimum Throughput Charge will be reduced to the extent that Terminal Company cannot perform any of the Services. If Terminal Company is unable to perform or provide any of the Services for more than forty-five (45) consecutive days as a result of Force Majeure, Customer may terminate the Agreement upon notice to Terminal Company.

16.2       Customer. Customer will not be in default or liable for any failure to perform that is caused by Force Majeure; provided, however, Force Majeure will not excuse: (a) Customer’s failure to pay Terminal Company any fees incurred for Services performed or provided under the Agreement at Customer’s request, including, without limitation, any Minimum Throughput Charge which are not otherwise being disputed in good faith by Customer; and (b) Customer’s delivery of Product to the Terminal that does not meet the minimum Product specifications required by the Agreement.

16.3       Notice. If a Party is unable to perform as a result of Force Majeure, the non-performing Party will provide the other Party with notice within forty-eight hours of the occurrence of the Force Majeure. Any such notice will state the nature of the Force Majeure and the anticipated duration of the resulting non-performance. The non-performing Party will use all commercially reasonable efforts to cure the non-performance as soon as practicable and will provide weekly updates to the other Party regarding the status of such efforts.

18.          Compliance. Both Terminal Company and Customer will comply with Law in the performance of the Agreement. If Terminal Company is required by any Law enacted on or after the Effective Date to incur any new or increased expense to perform or provide any of the Services, Terminal Company will provide Customer with notice as far in advance of the effective date of compliance as is practicable. The notice will state Customer’s pro rata share of such expense and the effective date of compliance. Prior to the effective date of compliance, Customer will elect whether to pay its pro rata share of such expense by notice to Terminal Company If Customer elects not to pay its pro rata share of such expense, Terminal Company may terminate the Agreement upon sixty (60) days’ notice of such termination to Customer.

19.         Taxes and Assessments. Customer will pay all taxes and assessments assessed against Product, all taxes and assessments assessed against any other property of Customer at the Terminal, and its pro-rata share of all taxes and assessments assessed against Terminal Company (except for income taxes, franchise taxes and real estate taxes on the Terminal) with respect to the Services contemplated by the Agreement. The taxes and assessments to be paid by Customer include any import fee, customs duty, value added tax, sales tax, excise tax, ad valorem tax, spill tax, pollution control tax, and emissions fee. Except as otherwise provided in the Agreement, Terminal Company will pay all taxes and assessments arising out of the performance of the Services contemplated by the Agreement.

20.	Fees.

20.1       Invoicing and Payment. Terminal Company will invoice Customer monthly, in advance, for the Minimum Throughput Charge, and monthly, in arrears, for any other amounts owed by Customer to Terminal Company under the Agreement. Customer will pay the amount of each invoice by ACH debit, without setoff or deduction, twenty (20) days from Customer’s receipt of the invoice. Customer will be assessed a late charge of one and one-half percent (1.5%) interest per month or the highest rate permitted by Law, whichever is less, for any invoice not paid within twenty (20) days of Customer’s receipt of the invoice. Customer’s obligations to pay for Services performed or provided will survive the termination of the Agreement. Terminal Company’s acceptance of payment for any Service performed or provided after the termination of the Agreement will not be deemed a renewal of the Agreement. If Customer, reasonably and in good faith, disputes any amount invoiced by Terminal Company, Customer will: pay the undisputed amount of the invoice when due, and provide Terminal Company with notice stating the nature of the dispute on or before the due date of the invoice.

20.2       Transfers. If Customer receives Product from a third party at the Terminal through an in-tank transfer, the volume of Product received will be treated as a delivery to the Terminal for calculation of the Minimum Throughput Charge and the Excess Throughput Charge, if applicable.

20.3       Audit. Customer will have the right, upon reasonable notice, to review for compliance with the terms of the Agreement, (a) the movement of Customer’s Products into, through, and out of the Terminal, (b) the relevant portion of all books, records, and information kept by or on behalf of Terminal Company that reasonably relate to Customer’s rights and obligations under the Agreement, and (c) any other fees and/or costs charged by Terminal Company or any of its Affiliates, Representatives, or Contractors pursuant to the Agreement including, without limitation, matters that require the direct reimbursement by Customer. Terminal Company will retain all such books and records for a period of two (2) years from the date the Services are rendered. Customer may audit such books and records at Terminal Company’s property where such books and records are stored. Any such audit will be at Customer’s expense and will take place during Business Hours.

21.         Liens. Customer warrants that it has title to its Product at the time it is delivered to the Terminal and that, to the best of its knowledge, no third party claims an interest in such Product at the time it is delivered to the Terminal. Terminal Company will have a warehouseman’s lien upon any Product while in the Terminal for any amounts owed to Terminal Company and which are not otherwise being disputed in accordance with Section 20.1, above, that have not been paid when due whether incident to the Product then in the Terminal or otherwise. If a warehouse receipt is required under Law for such a lien to arise, the Agreement will be deemed to be the warehouse receipt for all Products at the Terminal. Customer will provide notice to Terminal Company if title to any Product at the Terminal is transferred to a third Party or if a third Party otherwise claims an interest in the Product at the Terminal, and the notice will state the name and business address of the third party and the interest claimed.

22.          Terminal Access. Customer reserves the right, at its sole cost, risk, and expense, to have one or more of its Representatives or Contractors enter upon and have access to the Terminal in order to observe the receipt, store, blending, measurement, sampling, testing, transportation, re-delivery, and/or handling of any of Customer’s Products received or delivered under the Agreement. Customer also has the right, but not the obligation, to have (a) loss control representatives attended all Vessel and tank sampling and measuring, and (b) pollution safety advisor to attend all Vessels loading or discharging within the Terminal. Terminal Company may require any such Contractor to execute an access agreement and to provide proof of insurance prior to receiving access to the Terminal. Terminal Company may deny access to the Terminal to any Vessel or Contractor and to any of Customer’s Representatives who, in Terminal Company’s reasonable opinion, pose an unreasonable risk of injury to the Terminal, its personnel, the public, or the environment.

23.          Relationship of the Parties. As between Terminal Company and Customer, control of the Terminal will rest exclusively with Terminal Company. Terminal Company will be an independent contractor with respect to the performance of the Services contemplated by the Agreement. The Agreement will not be construed to form a partnership or joint venture between the Parties.

24.          Title. Title to Customer’s Product will not pass to Terminal Company, unless and until: Terminal Company exercises its rights to sell the Product as a result of Customer’s failure to remove the Product from the Terminal as provided in Section 8 of this Schedule A; or Terminal Company forecloses on the lien provided by Section 21 of this Schedule A.

25.	Miscellaneous.

25.1               No Waiver. No waiver of any right under the Agreement at any time will serve to waive of the same right at any future date.

25.2               Amendment. No amendment to the Agreement will be effective unless made in writing and signed by an authorized officer of both Parties.

25.3               Severability. If a provision of the Agreement is unenforceable under Law, that provision will be enforced to the maximum extent permitted by Law. The remaining provisions of the Agreement will continue in full force and effect.

25.4               Assignment. Neither Party may assign any of its respective rights, duties, or obligations provided for under the Agreement, in whole or in part, without the prior written consent of the other Party. Any purported assignment of the Agreement in violation if this Section 25.4 will be void.

25.5               Conflict of Interest. Neither Party will pay any commission, fee, or rebate to an employee of the other Party or favor an employee of the other Party with any gift or entertainment of significant value.

25.6               Governing Law and Jurisdiction. The Agreement will be governed and construed in accordance with the laws of the State of Texas, without reference to the choice of law principles thereof. Any disputes arising out of the Agreement will be subject to the exclusive jurisdiction of the courts of the State of Texas located in Bexar County, Texas.

25.7               Conflict of Documents. If there is any conflict between the Agreement and this Schedule A, the Agreement will control. If there is a conflict between this Schedule A and Schedule B, this Schedule A will control.

25.8               Counterparts. The Agreement may be executed in one or more counterparts, each of which will be deemed an original and part of one and the same document.

25.9               Entire Agreement. The Agreement represents the entire agreement of the Parties with respect to the matters contemplated by the Agreement.

25.10             Construction. The following rules of construction will govern the interpretation of the Agreement: (a) “days,” “months,” and “years” will mean calendar days, months and years unless otherwise indicated; (b) “including” does not limit the preceding word or phrase; (c) section titles do not affect interpretation; (d) “hereof,” “herein,” and “hereunder” and words of similar meaning refer to the Agreement as a whole and not to any particular provision of the Agreement; and (e) no rule of construction interpreting the Agreement against the drafter will apply.

—End of Schedule A—

Schedule B

Marine Terms and Conditions

1. Nomination Procedures.

1.1 Customer will provide Terminal Company with nominations for all intended Vessel receipts and deliveries at the Terminal no later than the twenty-fifth (25th) day of the month prior to the month of intended arrival date. Customer will provide Terminal Company with nominations for five (5) day nomination windows for ships and three (3) day nomination windows for barges. Terminal Company will advise Customer within twenty-four (24) hours if the nominated windows are acceptable. If a Vessel is nominated after the twenty-fifth (25th) of the month prior to the month of intended arrival date or if a Vessel misses its nominated window, the Terminal Company will work with Customer to receive the Vessel as soon as possible within a nomination window that does not interfere with previously nominated ships or barges.

1.2 Terminal Company will have the right, but not the obligation, to vet ships and ocean-going barges prior to accepting a nomination. If Terminal Company vets a ship or ocean-going barge: Terminal Company will use the vetting procedure in Exhibit 1; Terminal Company will provide the ship or ocean-going barge (or the ship’s or ocean-going barge’s agent) with a vetting questionnaire as soon as the ship or ocean-going barge is nominated; and, provided that the ship or ocean-going barge (or the ship’s or ocean-going barge’s agent) promptly completes the vetting questionnaire, Terminal Company will accept or reject the nomination within twenty-four (24) hours of receiving the nomination. Terminal Company will not unreasonably refuse a ship’s or ocean-going barge’s nomination; provided, however, Terminal Company may refuse a ship’s or ocean-going barge’s nomination if: the ship or ocean-going barge does not comply with applicable U.S. Coast Guard regulations; the ship or ocean-going barge does not comply with the International Safety Guide for Oil Tankers and Terminals; the ship or ocean-going barge does not maintain the insurance required under Section 6 of this Schedule B; or because of the safety record of the ship or ocean-going barge.

1.3 All nominations and notices under this Schedule B will be sent by fax or by e-mail to the scheduling personnel at the Terminal, and Terminal Company with provide Customer with the contact information for the scheduling personnel at the Terminal on or before the Effective Date. The scheduling and vetting personnel at the Terminal will be on-call 24 hours per day, 365 days per year.

2. Ship Nominations.

2.1 For ships, Customer will send a nomination to Terminal Company at least five (5) days prior to a ship’s expected arrival and will designate a three-day ETA window. Nominations will include the following information:

•	The name of the vessel
•	The Product type and volume to be discharged (GSV, temperature of cargo, API of cargo)
•	Updated expected arrival time
•	Vessel DWT and expected draft
•	Name of inspector (if applicable)
•	Certificate of quality analysis as determined by an independent inspector (if available)

Nominations will be accepted and confirmed on a first-come, first-served basis.

2.2 Ships must conform with the following limitations:

Maximum Deadweight Tonnes:	100,000 Metric Tonnes

Maximum Length Over All:	850 feet
Maximum Draft	*	40 Feet (subject to river stage)

*When Donaldsonville, LA exceeds 25 feet river stage, assist tugs may be required by Terminal Company, and will be for the account of Customer.

2.3 Customer will ensure that the nominated ship (or the agent for the ship) reports to the Terminal by radio or telephone daily 72, 48, and 24 hours prior to estimated arrival and provide updated arrival date and time. Customer will ensure that the nominated ship (or the agent for the ship) will provide updates of the ship’s position: upon reaching mouth of Mississippi River; after changing pilots at New Orleans, and two hours before arriving at the Terminal. The nominated ship issues notice of readiness on arrival at the customary anchorage or when made fast in the berth. The nominated ship will be berthed as soon as possible upon arrival, provided arrival is within accepted and confirmed window.

3. Barge Nominations.

3.1 For barges, Customer will send a nomination to Terminal Company three (3) days prior to a barges’ expected arrival. Nominations will include the following information:

•	The name of tow/tug nominated.
•	The name of barges nominated.
•	The expected date to tender notice of readiness to load/unload at Terminal.
•	The product type and volume (GSV)
•	Name of inspector (if applicable)
•	Certificate of quality analysis as determined by an independent inspector (if available)

Barge windows will be accepted and confirmed on a first-come, first-serve basis.

3.2 Customer will provide the Terminal with twenty-four hours’ (24) notice of the estimated arrival time of the barge. Customer will provide the Terminal with final notice of estimated arrival time at least four (4) hours prior to arrival at dock. The nominated barge will be berthed as soon as possible upon arrival, provided arrival is within accepted and confirmed window.

4.            Priority. Terminal Company will berth ships and barges on a first-come-first-served basis; provided, however, ocean-going ships will have priority over barges. Terminal Company will not use the one (1) ship berth and two (2) barge berths in operation of at the Terminal on the Effective Date to receive cargo for anyone other than a customer of the Terminal.

5.            Pollution Prevention.    Customer will ensure that all ships delivering or receiving Product at the Terminal on behalf of, at the request of, or for the benefit of Customer participate in the International Tankers Owners Pollution Federation. Customer will ensure that all barges delivering or receiving Product at the Terminal on behalf of, at the request of, or for the benefit of Customer have secured and carry a current U.S. Coast Guard Certificate of Financial Responsibility (Water Pollution).

6.            Insurance.           Customer will ensure that Vessels carry the liability and pollution insurance required by Law. In addition, Customer will ensure all ships delivering or receiving Product at the Terminal on behalf of, at the request of, or for the benefit of Customer carry protection and indemnity insurance in an amount not less than $100,000,000.00 per occurrence, that all barges delivering or receiving Product at the Terminal on behalf of, at the request of, or for the benefit of Customer carry protection and indemnity insurance in an amount not less than $5,000,000.00 per occurrence, and that all Vessels carry hull and machinery insurance in an amount not less than the full market value of the Vessel.

7.            Compliance.       Customer will ensure that Vessels comply with the Law, including all applicable U.S. Coast Guard regulations and federal, state, and local environmental regulations (including any permitting requirements).

8.            Emissions.          If marine vapor emissions control is required by Law at the Terminal, including the Terminal’s permits, Customer will ensure that Vessels have the manifolds and other equipment necessary to connect to the Terminal’s marine vapor emissions control unit.

9.            Services.             Except as otherwise provided in the Agreement, Terminal Company will not provide any services to Vessels, including piloting, towage, line handling, gauging and booming. If Terminal Company provides any service to a Vessel at Customer’s request for which a fee is not specifically set forth in the Agreement, Customer will pay Terminal Company for the service in accordance with Section 9 of Schedule A to the Agreement.

10.          Berth.   The dimensions and capabilities of the berths at the Terminal are described in Exhibit 2. Terminal Company represents and warrants that the berths designated for Vessels at the Terminal are safe, meaning that: (a) subject to the draft limitation stated above, there are no latent natural hazards at any of the berths; (b) subject to the dimensional limitation stated above, the berths are capable of accommodating the Vessels nominated; and (c) Terminal Company will use reasonable care in maintaining the cargo transfer equipment at the berths to prevent injury and damage to persons, property, and the environment. Terminal Company makes no representation or warranty regarding the safety of any channel, anchorage or other waterway used in approaching or departing from the designated berth. Terminal Company makes no warranty regarding dangers to Vessels from Force Majeure. Customer will ensure that all Vessels meet the dimensional limitations of the berth provided by Terminal Company, Terminal Company may require a Vessel to vacate a berth to prevent injuries to persons, damage to property, or harm to the environment.

—End of Schedule B—

Exhibit 1

Vessel Vetting Procedure

Upon request, a nominated Vessel (or the Vessel’s agent) will complete the following questionnaire and submit it to the scheduling personnel at the Terminal for review:

Valero LP Marine Facility Vetting Worksheet

Please answer all questions using printed capital letters. If a question does not apply to your vessel, please mark it N/A. Please include any applicable international dialing codes for telephone and fax numbers. If the space provided is not sufficient for a full answer, please provide a full answer at the end of this questionnaire or on the back of this questionnaire, and reference the question number in your answer. The person responsible for completing this questionnaire must provide his/her name, contact information, and signature in the space provided.

This questionnaire will be used for evaluating your vessel’s current nomination. In responding, the party completing this questionnaire represents and warrants on behalf of the vessel and its owners that the statements made herein are true and complete, recognizing that the terminal operator will rely on these statements when determining whether to accept the vessel’s nomination. An acceptance of your vessel’s current nomination does not guarantee acceptance of any future nominations.

	Date Questionnaire Completed	Day-Month-Year
1.0	GENERAL
1.1	Name of vessel
1.2	Previous names and date changed
1.3	Flag
1.4	Current owners / date
1.5	Current operators / date
1.6	Name and contact information, email & phone, for person that will respond to vessel issues
2.0	VESSEL PARTICULARS
2.1	Type (Tanker, OBO, Barge, other – specify)
2.2	Hull type (full double hull, double bottom, double side, other – specify)
2.3 *	Length overall (LOA)
2.4 *	Beam
2.5 *	Expected Draft While at Valero Facility
2.6	Bow to Center of Manifold (BCM)
2.7	Distance from manifold to water, ballast / loaded
2.8 *	Distance from manifold to water at departure

2.9	Does vessel have a vapor recovery system in good working order?
2.10	Is vessel a Segregated Ballast Tanker (SBT)? If not explain ballast system.
2.11	Does vessel have an inert gas system in good working order?
2.12	What is the inert gas system type (boiler flue, nitrogen generator)?
2.13	What is the capacity of the inert gas system:
2.14	What type deck seal does the inert gas system have (wet, semi-dry, dry)?
3.0	OFFICERS AND CREW
3.1	Does the Company conduct background checks for all vessel personnel?
3.2	Are all officers who are responsible for oil transfer operations able to speak and understand effectively in English?
4.0	DOCUMENTATION
4.1 *	Does vessel meet all local, state, federal, and International regulations for intended voyage?
4.2 *	What is the date of expiration of vessel’s USCG Certificate of Compliance, or Certificate of Inspection (COC or COI)?
4.3 *	Will the vessel have a COC / or COI renewal or annual exam this voyage?
4.4 *	If answer to 4.3 is yes, is there any reason that vessel may not pass the exam?
4.5

Has Vessel’s Operator been accepted by U.S. Customs as a certified member of Customs Trade Partnership Against Terrorism (C-TPAT), Free and Secure Trade (FAST), the Business Anti-Smuggling Coalition (BASC) or other internationally-recognized security initiative?

4.6	Does the Vessel’s Operator participate in any security program being administered by any Customs Administration? If yes, specify.
4.7	Does the Vessel’s Operator have written security procedures and conduct periodic checks to ensure security compliance?
4.8 *	What is the date of expiration of vessel’s International Ship Security Certificate?
4.9	What is the name of the vessel’s Classification Society?
4.10	What is the name of the vessel’s P&I club for pollution?
4.11*	What is the vessel’s P&I pollution coverage amount (US dollars)? Valero LP requirement: Minimum for vessel’s ($100,000,000) Minimum for barge’s ($ 5,000,000)

4.12	Is the vessel a member of ITOPF (International Tanker Owners Oil Pollution Federation)?
4.13*	Are all applicable certificates of financial responsibility valid?
4.14	What Condition Assessment Program (CAP) ratings does vessel have? Give category and rating. (vessels 15 years or older)
4.15	What organization issued the CAP ratings?
4.16	When were the CAP ratings issued?
4.17	Who is the owner’s Qualified Individual (QI) for OPA 90? What is the QI’s telephone number?
4.18	Who is the Oil Spill Response Organization’s U.S. contractor? What is the contractor’s telephone number?
5.0	PORT STATE / CLASS
5.1	Does vessel have any outstanding Port State Control requirements? If yes, explain
5.2	Give details of other incidents / casualties vessel has been involved in during the past 36 months (event, date, location, and status).
6.0	MISCELLANEOUS
6.1	Does vessel comply with OCIMF Mooring Guidelines?
6.2 *	Are vessel’s anchors and ground system in good working condition?
6.3 *	Are mooring winches, winch brakes, mooring wires, mooring ropes, fair leads and chocks in good working order?

Person responsible for completing this questionnaire:

Printed Name: ______________________________________

Signature: ______________________________________

Title: ______________________________________

Company: ______________________________________

Phone Number: ______________________________________

Email Address: ______________________________________

Exhibit 2

Berth Dimensions and Capabilities

Dock	Maximum Draft*	Maximum Size	Flow Rate (BPH)	Metering	Prover
#1—Barge	12 feet	4 barge tow each with 300’ length	7,500	One, 10” turbine with sampler	24” bi-directional
#2—Ship and Barge	40 feet	100,000 DWT, 850’, stern center manifold < 385’	35,000	Three, 10” turbine with sampler	30” bi-directional

Dock No. 1

Equipped with 3 x 8 inch chicksans feeding into 5 x 12 inch and 1 x 16 inch pipelines leading to the tank farm. The pipelines to the tank farm are not all active at this time due to lack of use. The deactivated lines include 3 x 12 inch pipelines which leaves 2 x 12 inch and 1 x 16 inch line presently in use at this dock.

Located on the south side of the marine terminal, Dock No. 1 is used exclusively for barge cargo transfer. The reported water depth at this facility is 12-15 feet which is consistent with the 30,000 to 35, 000 barrel inland barges that frequent this berth. The dock is reported to be capable of handling barges of up to 50,000 barrels with maximum length of 300 feet but such a vessel would in all likelihood exceed by draft the available water depth. As with the other berths at the Koch Pipeline Terminal, periodic dredging is needed to maintain water depths. Such dredging is generally conducted about every 4 years.

Dock No. 1 Structure: All steel pipe structure and cement reinforced steel pipe pilings

This cargo transfer facility is a standard “T” jetty design. The structure consists of a loading platform equipped with 3 x 8 inch chicksans all of which were removed, dismantled, overhauled and painted in 2003. Barges berth alongside the loading platform and secure to moorings positioned along the length of the platform. Two vertical pilings positioned north and south of the platform serve as breasting structures maintaining a clearance between the barge and the platform structure. The platform structure consists of four vertical pipe pilings with cross piping supports capped with a cement working surface. All equipment, (other than secured pipelines) are reported to be in good working order. Out of service lines have been “pigged” (displaced), inerted with nitrogen and capped for long term preservation. The general condition of this cargo transfer berth appears to be very good and there is minimal rust of any kind since it was recently painted in 2003. The maximum flow rate at this berth is 7,500 bbls/hr and it is also equipped with 1-10 inch turbine meters with sampler and a 24” bi-directional prover.

Dock No. 2:

Equipped with 3 x 16 inch chicksans and 1 x 8 inch chicksan on the main platform all of which feeds into 1 x 30 inch, 2 x 20 inch, 1 x 12 inch, and 1 x 8 inch pipeline to the tank farm. Pipelines to the tank farm are not all active. Secured pipelines include 1 x 20 inch, 1 x 12 inch, and 1 x 8 inch line. Therefore remaining active lines include 1 x 20 inch and 1 x 30 inch line.

Dock No. 2 is the active tanker berth at this time and is (as mentioned) capable of handling vessels of up to 100,000 dwt with a maximum length of 850 feet. This is compatible with an aframax tanker which frequents this berth generally delivering parcels of 500,000 bbls per discharge. Barges may also utilize this berth if necessary. Again, Koch Pipeline Terminal maintains a 40 feet draft at the berth even though channel draft may be 45 feet. Dredging operations are conducted about every 4 years at the berth. Dock No. 2 is positioned just south of Dock No. 5 but just north of the barge dock No. 1.

Dock No. 2 Structure: All steel pipe structure and cement reinforced steel pipe pilings

Dolphin # 1: Serves as the breast line mooring station for tankers at this berth. Support structure consists of four main “vertical” pipe pilings (angled inward) with cross piping supports and a cement cap surface upon which three quick release mooring hooks and capstan is located. All equipment reportedly is fully operational. Some rust spots visible but only rust stains and or surface rust at this time.

Dolphin #2: Serves as the breasting dolphin forward of the main platform and as the forward spring line mooring station for the tanker at this berth. The fendering system is of relatively modern compression type design using timer facing against ships hull. The support structure consists of nine main vertical pipe pilings with cross supports capped with a steel grating surface. This dolphin is equipped with three quick release hooks and a capstan all reportedly in good working order. Numerous rust stains and surface rust observed but little or no sub surface rust apparent.

Main Loading Platform: This cement capped steel structure supports the 3 x 16 inch and 1 x 8 inch chicksans and related equipment. The support structure consists of ten vertical pipe pilings with cross piping supports capped with a cement working surface. Within the last year a new hydraulics system has been installed at this platform. Additionally, the platform is equipped with an auto ground indicating system ensuring proper grounding maintained with the vessel at all times and an auto sump pump system that pumps the sump tank ashore at high level. Two gangways are provided, one for tankers and one for barges. There is minimal rust on this platform and all equipment (other than the secured pipelines to the tank farm) is reported to be fully operational and appears in good condition. Again there are numerous minor rust spots but primarily surface only. The maximum rate of discharge permitted is 35,000 barrels per hour and up to 100 psi at the manifold. This dock is also equipped with 3 – 10 inch turbine meters with sampler and a 30 inch bi-directional prover.